Exhibit 4.3

CUSIP: 42809HAF4
ISIN: US42809HAF47

FACE OF NOTE

Unless and until this Note is exchanged in whole or in part for Notes in definitive form, this Note may not be transferred except as a whole by The Depository Trust Company, a New York corporation (“DTC” or the “Depositary”), to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor Depositary or a nominee of any successor Depositary. Unless this certificate is presented by an authorized representative of DTC to the Issuer or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

No. 1	$300,000,000

Hess Corporation

3.50% Note due 2024

Hess Corporation, a Delaware corporation (the “Issuer”), for value received, hereby promises to pay to Cede & Co. or registered assigns, at the office or agency of the Issuer in New York, New York, the principal sum of THREE HUNDRED MILLION DOLLARS on July 15, 2024, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semi-annually on January 15 and July 15 of each year, commencing January 15, 2015, on said principal sum at said office or agency, in like coin or currency, at the rate per annum specified in the title of this Note, from January 15 or July 15, as the case may be, next preceding the date of this Note to which interest has been paid, unless the date hereof is a date to which interest has been paid, in which case from the date of this Note, or unless no interest has been paid on these Notes, in which case from June 24, 2014, until payment of said principal sum has been made or duly provided for; provided, that payment of interest may be made at the option of the Issuer by check mailed to the address of the Person entitled thereto as such address shall appear on the Security register. Notwithstanding the foregoing, if the date hereof is after the 1st day of January or July, as the case may be, and before the following January 15 or July 15, this Note shall bear interest from such January 15 or July 15; provided, that if the Issuer shall default in the payment of interest due on such January 15 or July 15, then this Note shall bear interest from the next preceding January 15 or July 15, to which interest has been paid or, if no interest has been paid on these Notes, from June 24, 2014. The interest so payable on any January 15 or July 15, will, subject to certain exceptions provided in the Indenture referred to on the reverse hereof, be paid to the Person in whose name this Note is registered at the close of business on January 1 or July 1, as the case may be, next preceding such January 15 or July 15.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

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IN WITNESS WHEREOF, Hess Corporation has caused this instrument to be signed by its duly authorized officers.

Dated: June 24, 2014

[Company Seal]	HESS CORPORATION

By:
		Name:	John P. Rielly
		Title:	Senior Vice President and Chief Financial Officer

By:
		Name:	George C. Barry
		Title:	Vice President and Secretary

This is one of the Global Notes of the series designated herein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Officer

REVERSE OF NOTE

Hess Corporation

3.50% Note due 2024

This Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Issuer (hereinafter called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to an indenture dated as of March 1, 2006 (the “Indenture”) duly executed and delivered by the Issuer to The Bank of New York Mellon, successor-in-interest to JPMorgan Chase Bank, N.A., as Trustee (herein called the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Issuer and the Holders of the Securities. The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions (if any), may be subject to different sinking, purchase or analogous funds (if any) and may otherwise vary as in the Indenture provided. This Note is one of a series of notes designated as the 3.50% Notes due 2024 (the “Notes”) of the Issuer, issued in an initial aggregate principal amount of $300,000,000.

In case an Event of Default, as defined in the Indenture, with respect to the Notes, shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions permitting the Issuer and the Trustee to amend the Indenture and the Securities of any series with the written consent of the Holders of a majority in principal amount of the outstanding Securities of all series affected by such supplemental indenture (all such series voting as one class), and the Holders of a majority in principal amount of the outstanding Securities of all series affected thereby (all such series voting as one class) by written notice to the Trustee may waive future compliance by the Issuer with any provision of the Indenture or the Securities of such series; provided, however, that without the consent of each Holder affected thereby, no amendment or supplement and no waiver pursuant to Section 6.04 of the Indenture shall (i) extend the stated maturity of the Principal of, or any sinking fund obligation or any installment of interest on, such Holder’s Securities, or reduce the Principal amount thereof or the rate of interest thereon (including any amount in respect of original issue discount), or any premium payable with respect thereto, or reduce the amount of the Principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof pursuant to Section 6.02 of the Indenture or the amount thereof provable in bankruptcy, or change any place of payment where, or the currency in which, any Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the due date therefor; (ii) reduce the percentage in principal amount of outstanding Securities of the relevant series the consent of whose Holders is required for any such supplemental indenture, for any waiver of compliance with certain provisions of the Indenture or certain Defaults and their consequences provided for in the Indenture; (iii) waive a Default in the payment of Principal of or interest on any Security of such Holders; or (iv) modify any of the provisions of Section 9.02 of the Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Security affected thereby.

It is also provided in the Indenture that, subject to certain conditions, the Holders of at least a majority in aggregate principal amount of the outstanding Securities of all series affected (voting as a single class), by notice to the Trustee, may waive an existing Default or Event of Default with respect to the Securities of such series and its consequences, except a Default in the payment of principal of or interest on any Security or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding Security affected. Upon any such waiver, such Default shall cease to exist, and any Event of Default with respect to the Securities of such series arising therefrom shall be deemed to have been cured, for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereto.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.

The Notes are issuable in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000 and in book-entry form. The Notes may be represented by one or more global notes (each, a “Global Note”) deposited with the Depositary and registered in the name of the nominee of the Depositary, with certain limited exceptions. So long as DTC or any successor Depositary or its nominee is the registered Holder of a Global Note, DTC, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. Beneficial interest in the Notes will be evidenced only by, and transfer thereof will be effected only through, records maintained by DTC and its participants. Except as provided below, an owner of a beneficial interest in a Global Note will not be entitled to have Notes represented by such Global Note registered in such owner’s name, will not receive or be entitled to receive physical delivery of the Notes in certificated form and will not be considered the owner or Holder thereof under the Indenture.

No Global Note may be transferred except as a whole by the Depositary to a nominee of the Depositary. Global Notes are exchangeable for certificated Notes only if (x) the Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Notes or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and the Issuer fails within 90 days thereafter to appoint a successor, (y) the Issuer in its sole discretion determines that such Global Notes shall be so exchangeable or (z) there shall have occurred and be continuing an Event of Default or an event which with the giving of notice or lapse of time or both would constitute an Event of Default with respect to the Notes represented by such Global Notes. In such event, the Issuer will issue Notes in certificated form in exchange for such Global Notes. In any such instance, an owner of a beneficial interest in the Global Notes will be entitled to physical delivery in certificated form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in certificated form will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000, and will be issued in registered form only, without coupons.

The Notes may be redeemed at the option of the Issuer as a whole, or part, at any time prior to April 15, 2014 (three months prior to the maturity of the Notes), upon mailing a notice of such redemption not less than 30 nor more than 60 days prior to the date fixed for redemption to the Holders of Notes at their last registered addresses, all as further provided in the Indenture, at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date, on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months at the Adjusted Treasury Rate plus 15 basis points, together with all accrued but unpaid interest, if any, to the date of redemption in either case.

The Notes may also be redeemed at the option of the Issuer as a whole, or part, at any time on or after April 15, 2024 (three months prior to the maturity date of the Notes), upon mailing a notice of such redemption not less than 30 nor more than 60 days prior to the date fixed for redemption to the Holders of Notes at their last registered addresses, all as further provided in the Indenture, at a redemption price equal to 100% of their principal amount, together with all accrued but unpaid interest, if any, to the date of redemption.

“Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and under customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any date of redemption, the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or if the Trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Issuer.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and RBS Securities Inc. and their respective successors and any other primary treasury dealer the Issuer selects. If any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City, the Issuer must substitute another primary treasury dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Trustee, of the bid and asked prices for the Comparable

Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day before the date of redemption.

No recourse under or upon any obligation, covenant or agreement of the Issuer in the Indenture or any indenture supplemental thereto or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, of the Issuer or of any successor corporation, either directly or through the Issuer or any successor corporation, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

Terms used herein which are not otherwise defined shall have the meanings set forth in the Indenture.

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